Exhibit 10(tt)

December 31, 2010

VIA EMAIL: charles.pizzi@tastykake.com

Tasty Baking Company
Navy Yard Corporate Center
3 Crescent Drive, Suite 200
Philadelphia, PA 19112
Attn:         Mr. Charles P. Pizzi
President & CEO

RE:           Machinery and Equipment Loan Fund Loan Agreement dated September 6, 2007 (as amended and as may be further amended, supplemented or restated from time to time, the “Loan Agreement”), by and among Tasty Baking Company (“Tasty”), the Commonwealth of Pennsylvania acting by and through the Department of Community and Economic Development (“MELF”).

Ladies & Gentlemen:

You have advised that Tasty will be requesting certain amendments to the Credit Agreement dated September 6, 2007 (as amended from time to time, the “Senior Credit Agreement”) by and among Tasty, the direct and indirect subsidiaries of Tasty from time to time parties to the Senior Credit Agreement, Citizens Bank of Pennsylvania, as Administrative Agent and Collateral Agent (in such capacities, collectively, the “Senior Agent”), Citizens Bank of Pennsylvania as Swing Line Lender and L/C Issuer, and each of the Lenders from time to time party to the Senior Credit Agreement (the “Senior Lenders”).  Tasty will also be requesting amendments to the Loan Documents and the documents executed in connection with financing provided by the PIDC Local Development Corporation (“PIDC Facility”).  We expect those requests will include limited moratoriums on payments due under the Senior Credit Agreement (principal only), the Loan Documents (all payments) and the PIDC Facility (all payments) and waivers of defaults or events of defaults.

In consideration of your request to MELF, MELF hereby agrees as follows:

Tasty Baking Company
December 3,201

●   MELF hereby waives each Event of Default, if any, which may have occurred or be continuing under the Loan Documents but only to the extent such Event of Default exists up to and including January 31, 2011.  For the sake of clarity, to the extent any Event of Default continues to exist after January 31, 2011, such default shall constitute an Event of Default under the Loan Agreement and other Loan Documents without the need for further notice to the Borrower or any other person.

●   The Loan Documents are hereby amended to provide that any payments under the Loan Documents or otherwise, whether such payments are of principal, interest, fees or otherwise, which may be or are required to be made to MELF under the Loan Documents or otherwise between the date of this letter and January 31, 2011 shall not be paid to MELF or any other party until after January 31, 2011.  Any such payments received by MELF from the date of this letter through and including January 31, 2010 will be treated as if a Payment Blockage Notice (as defined in the Intercreditor Agreement) had been give by the Senior Agent under the Intercreditor Agreement and shall be held in trust and turned over to the Senior Agent as provided in the Intercreditor Agreement.

●   MELF further agrees, for the benefit of the Senior Lenders, that through and including January 31, 2011, it will not further amend, supplement or modify any Loan Documents or waive any provisions thereof without the express written consent of the Senior Agent.

Sincerely,

COMMONWEALTH OF PENNSYLVANIA
acting by and through the DEPARTMENT OF
COMMUNITY AND ECONOMIC
DEVELOPMENT

By: _____________________________________
Name:  Timothy M. Anstine
Title:  Deputy Chief Counsel